UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2009

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2010 Executive Incentive Plan

On April 28, 2009, the Compensation Committee of the Board of Directors of Xilinx, Inc. (the “Company”) approved the Company’s Executive Incentive Plan for fiscal year 2010 (the “2010 Incentive Plan”). The 2010 Incentive Plan is designed to tie executive compensation to the Company’s achievement of its financial and strategic objectives. The 2010 Incentive Plan is effective as of April 1, 2009.

The 2010 Incentive Plan provides for a cash bonus calculated as a percentage of the executive officer’s base salary. For fiscal 2010, the bonus target for the Chief Executive Officer (“CEO”) is 100% of his base salary and the bonus targets for all other executive officers range from 60% to 75% of their respective base salaries, depending on their seniority. For purposes of calculating the executive bonuses under the 2010 Incentive Plan, the executives' base salaries in effect prior to the temporary salary reductions announced by the Company in its Current Report on Form 8-K filed on April 15, 2009, shall apply.

     Plan Components

Under the 2010 Incentive Plan, the cash bonuses for the CEO and all other executive officers are determined using three different components, each with different weighting. The three components are: (1) the Company's share of revenue (the "SOR Component"), weighted at 20%; (2) the Company’s operating profit determined in accordance with U.S. GAAP (the “OP Component”), weighted at 30%; and (3) strategic objective goals pertaining to each officer’s position and responsibilities (the “Strategic Component”), weighted at 50%. All components are paid on a semi-annual basis.

     SOR Component

The SOR Component is designed to measure and reward increases in the Company’s share of revenue as compared to benchmark programmable logic device companies identified by the Compensation Committee of the Board of Directors. The SOR Component is subject to a minimum threshold for any payout and a multiplier that increases the payout depending on Company performance. The SOR Component multiplier is 50% if the minimum threshold percentage is reached and 100% if the target percentage is reached. After the target percentage is reached, the multiplier increases by increments of 25%, and is capped at a maximum of 200%.

     OP Component

The OP Component is determined by a formula which measures and rewards improvements in the Company’s operating profit. The OP Component is subject to a minimum threshold range for any payout and a multiplier that increases the payout depending on Company performance. For the OP Component, the threshold range of operating profit percentages is subject to a multiplier of 20%, and the multiplier increases by increments of 10% after the top of the threshold range is met. If the target range of operating profit percentage is met, the multiplier is 100%, and thereafter the multiplier increases by increments of 10%. At the discretion of the Compensation Committee, any extraordinary or one-time charges may be excluded for purposes of calculating the OP Component.

     Strategic Component

The Strategic Component is based on a maximum of five strategic goals for each half of the year. The minimum weighting of any one individual goal is 20% and achievement of each goal is measured on a scale of 0% achievement to 150% achievement. The threshold for any payout of the Strategic Component is 50% overall achievement and the maximum performance is capped at 150%.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: May 4, 2009	By:	/s/ Jon A. Olson
Jon A. Olson
Senior Vice President, Finance
and Chief Financial Officer